Exhibit 10.9

Confidential

Execution Version

EIGHTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

AND AMENDMENT TO SECURITY AGREEMENT

THIS EIGHTH AMENDMENT TO AMENDED AND RESTATED CREDIT AND AMENDMENT TO SECURITY AGREEMENT (“Amendment”) is dated to be effective as of the 19th day of March, 2020 (“Effective Date”), by and between: (a) MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as Administrative Agent (“Administrative Agent”); (b) the undersigned lenders (collectively, the “Lenders”) which are parties to the Credit Agreement; (c) GPB PRIME HOLDINGS, LLC (“GPB Prime”) and AUTOMILE PARENT HOLDINGS, LLC (“Parent Holdings Guarantor”), each a Delaware limited liability company (collectively, the “Guarantors”); and (d) AUTOMILE HOLDINGS, LLC (“Automile Holdings”), AUTOMILE TY HOLDINGS, LLC (“Automile TY”), and AMR REAL ESTATE HOLDINGS, LLC (“AMR RE”), each a Delaware limited liability company, and their undersigned Subsidiaries signing this Amendment as a “Borrower” (together with Automile Holdings, Automile TY, and AMR RE, collectively, the “Borrowers”). The Guarantors and the Borrowers are collectively referred to in this Amendment as the “Loan Parties.” The Administrative Agent and the Lenders are collectively referred to in this Amendment as the “Credit Parties.” The Borrowers, the Guarantors, and the Credit Parties are collectively referred to as the “Parties.”

RECITALS

The Administrative Agent, the Lenders party thereto, and the Loan Parties have entered into an Amended and Restated Credit Agreement dated as of October 4, 2017, as amended pursuant to a First Amendment and Waiver to Amended and Restated Credit Agreement dated as of December 15, 2017 (“First Amendment”), a Second Amendment to Amended and Restated Credit Agreement dated as of May 1, 2018 (“Second Amendment”), a Third Amendment to Amended and Restated Credit Agreement dated as of June 29, 2018 (“Third Amendment”), a Fourth Amendment to Amended and Restated Credit Agreement dated as of September 21, 2018 (“Fourth Amendment”), a Fifth Amendment to Amended and Restated Credit Agreement dated as of February 5, 2019 (“Fifth Amendment”), a Sixth Amendment to Amended and Restated Credit Agreement and Replacement of Equity Offset Agreement dated as of June 14, 2019 (“Sixth Amendment”), and a Seventh Amendment to Amended and Restated Credit Agreement dated as of October 18, 2019 (“Seventh Amendment,” and the aforesaid Amended and Restated Credit Agreement, as amended pursuant to the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment, and Seventh Amendment, collectively, the “Credit Agreement”).

The Administrative Agent and the Loan Parties have also entered into a Security Agreement dated as of February 24, 2017 (the “Security Agreement”). The Credit Agreement, the Security Agreement, and the various other “Credit Documents,” as such term is defined in the Credit Agreement, are referred to herein, collectively, as the “Credit Documents.” All terms used in this Amendment without definition shall have the respective meanings given such terms in the Credit Agreement.

The Loan Parties have requested an extension of time to obtain manufacturer approval for the change in the dealer of record from David Rosenberg to Todd Skelton. The Loan Parties, the Administrative Agent, and the Required Lenders have agreed to enter into this Amendment to allow additional time to obtain such approvals from the required Manufacturers and to amend the Credit Agreement in certain other respects, in each case on terms and conditions satisfactory to the Required Lenders as set forth herein.

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

AGREEMENT

Section 1.             Acknowledgment And Reaffirmation Of Obligations. Each of the Loan Parties acknowledges and affirms that: (a) the Credit Documents are the valid and binding obligation of each of them that is a signatory thereto; (a) the Credit Documents are enforceable in accordance with all stated terms; and (c) none of them has any defenses, claims of offset, or counterclaims against the enforcement of the Credit Documents in accordance with all stated terms.

Section 2.             Amendment And Modification of Credit Agreement. The Credit Agreement is hereby amended as set forth below:

Section 2.01.        Additional Definitions. Section 1.02 of the Credit Agreement is hereby amended to add the following additional definitions:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent in consultation with the Borrower Representative giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities, and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent, giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein, and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(b)           in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(a)            a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(b)           a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 180th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 180 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent, by notice to the Borrower Representative and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with this Section and (b) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to this Section.

“Early Opt-in Election” means the occurrence of:

(a)            a determination by the Administrative Agent, or a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower Representative) that the Required Lenders have determined, that other similarly- situated U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(b)           the election by the Administrative Agent and t he Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower Representative and the Lenders.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Management Equity” means non-voting, transfer-restricted, equity interests in any Borrower, Parent Guarantor, or GPB Prime, including equity interests required by any Manufacturer to be issued and held by executive officers of the Borrowers, in each case issued pursuant to a management equity plan duly adopted by the board of managers of such Borrower, Parent Guarantor, or GPB Prime and in each case on terms and conditions and pursuant to documentation disclosed to and approved by the Administrative Agent and the Required Lenders (collectively “Management Equity Documentation”) prior to the execution and implementation of the Management Equity Documentation, and issuance of any such equity interests.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Section 2.02.        Amended Definitions. Certain definitions set forth in Section 1.02 of the Credit Agreement are hereby amended (or amended and restated) as set forth below:

a.     The definition of “Applicable Rate” set forth in Section 1.02 of the Credit Agreement is hereby amended (i) to replace the pricing grid set forth in clause “(a)” thereof with the following:

Pricing Level	Total Leverage Ratio	Applicable Rate For LIBOR Borrowings	Applicable Rate For Base Rate Borrowings	Applicable Rate For Delayed Draw Facility Unused Commitment Fees
1	> 2.25	3.00%	1.25%	0.375%
2	> 1.75 < 2.25	2.75%	1.00%	0.250%
3	> 1.25 < 1.75	2.50%	0.75%	0.250%
4	> 0.75 < 1.25	2.25%	0.50%	0.200%
5	< 0.75	2.00%	0.25%	0.200%

and (ii) to replace the pricing grid set forth in clause “(b)” thereof with the following:

Applicable Rate For LIBOR Borrowings	Applicable Rate For Base Rate Borrowings	Applicable Rate For Floor Plan Commitment Fees
1.75%	0.10%	0.15%

b.    The definition of “Excluded Property” is hereby amended to replace subsections “(e)” and “(k),” thereof, respectively, with following:

(e) those assets if and for so long as the burden or cost (including any adverse tax consequences) of obtaining a security interest therein or perfection thereof exceeds the practical benefit to the Lenders afforded thereby as reasonably determined by the Required Lenders;

(k) [intentionally omitted]; and

c.     The definition of “Excluded Subsidiary” is hereby amended to replace subsection “(h)” thereof with following:

(h) [intentionally omitted] and

d.	The definition of “Extraordinary Receipts” is hereby amended and restated in its entirety as follows:

“Extraordinary Receipts” means any and all Net Available Proceeds received by GPB Prime or its Subsidiaries (a) in respect of a Casualty Event, (b) in respect of a Disposition, except for sales of Inventory in the ordinary course of business, and (c) in respect of Indebtedness not permitted under this Agreement to the extent received by any Loan Party or its Subsidiaries.

e.     The definition of “Permitted Encumbrances” is hereby amended to replace subsections “(f),” “(g),” and “(r),” thereof, respectively, with following:

(f) (i) Liens on assets of a Person which is merged into or acquired by a Loan Party on or after the date of this Agreement and (ii) Liens on assets acquired after the date of this Agreement; provided, in each case, that (v) such merger or acquisition is made in compliance with this Agreement, (w) such Liens existed at the time of such merger or acquisition and were not created in anticipation thereof, (x) no such Lien covers any other property or assets of any Loan Party (other than proceeds of such acquired assets), (y) the principal amount of any Indebtedness secured thereby is not increased from the amount outstanding immediately before such merger or acquisition, and (z) such merger or acquisition has been approved by the Required Lenders;

(g)   Subordinate Liens created by or resulting from any litigation or legal proceedings which are currently being contested in good faith by appropriate and lawful proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and Subordinate Liens arising out of judgments or orders for the payment of money which do not constitute an Event of Default hereunder;

(r) [intentionally omitted].

f.    The definition of “Permitted Real Estate Sales” is hereby amended and restated in its entirety as follows:

“Permitted Real Estate Sales” means a Disposition by any Borrower of any Real Property mortgaged to secure any of the Credit Facilities; provided that in accordance with Section 2.03.4(b) hereof, the Borrowers prepay the applicable Mortgage Loan and other Obligations in an amount not less than the greater of (a) 100% of the Net Available Proceeds received from such Disposition and (b) 100% of the latest appraised value of the subject Real Property. For the avoidance of doubt, the full amount of the Net Available Proceeds of Permitted Real Estate Sales shall be applied to repayment of the Obligations pursuant to Section 2.03.4(b) hereof.

g.   The definition of “Restricted Payment” is hereby amended and restated in its entirety as follows:

“Restricted Payment” means collectively (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock or other Equity Interests of GPB Prime or its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or other Equity Interests, or on account of any return of capital to a Loan Party’s stockholders, partners or members (or the equivalent Person thereof), including without limitation, any put, redemption, or equity recapture options or agreements (whether or not exercised, and including without limitation, any accrued interest thereon) held by or for the benefit of David Rosenberg, any Person included in the Rosenberg Group, or any other Person, (b) any forgiveness or release without adequate consideration by a Loan Party of any Indebtedness or other payment obligation owing to a Loan Party by a shareholder or other equity holder of a Loan Party, or (c) any payment by any Loan Party of any management, consulting or similar fees (provided that management fees paid pursuant to Management Services Agreements, otherwise permitted by this Agreement and subject to the terms of a Management Services Subordination Agreement, may be accrued but not paid).

h.	The definition of “Threshold Amount” is hereby amended and restated in its entirety as follows:

  “Threshold Amount” means Two Million Dollars ($2,000,000).

i.	The definition of “Total Leverage Ratio” is hereby amended and restated in its entirety as follows:

“Total Leverage Ratio” means, as of any date of determination, the most recently ended Test Period, the ratio of (a) Consolidated Total Funded Indebtedness, excluding any Vehicle Financing Indebtedness and the aggregate principal amount of the Mortgage Loans, as of the last day of such Test Period to (b) Consolidated EBITDA, less Consolidated Interest Expense attributable to Vehicle Financing Indebtedness and the Mortgage Loans.

Section 2.03. Mandatory Prepayments. Section 2.03.4 of the Credit Agreement is hereby amended as follows: (a) subsection “(a)” thereof is hereby amended to replace each of the references to the ratio of “2.50:1.00” with references to the ratio of “2.00:1.00”; (b) subsection “(b)” thereof hereby amended to replace the phrase “within three (3) Business Days” with the phrase “immediately and in any event within three (3) Business Days”; and (c) the last unnumbered paragraph of such section is hereby replaced with the following three paragraphs:

The mandatory prepayments set forth in this Section 2.03.4 arising from receipt of 100% of Net Available Proceeds of Permitted Real Estate Sales shall be applied as follows:

(x) an amount equal to 85% of the fair market value of the Real Property sold shall be applied to pay down the Mortgage Loans (other than Delayed Draw Mortgage Loans) or if such Real Property sold was financed with proceeds of Delayed Draw Mortgage Loans, to the applicable Delayed Draw Mortgage Loans; then,

(y) the balance of such Net Available Proceeds (including any cash amount remaining from said 85% amount referenced in clause “(x)”) shall be applied first to the Closing Date Term Loans, second to Delayed Draw Term Loans, third to Mortgage Loans (including Delayed Draw Mortgage Loans) which were not paid pursuant to clause “(x),” and fourth to the Floor Plan Committed Loans with associated reductions in levels of Floor Plan Commitments. In each case set forth above, payments shall be applied in the inverse order of scheduled maturities.

The mandatory prepayments set forth in this Section 2.03.4 (other than from Net Available Proceeds of Permitted Real Estate Sales as set forth above) shall be applied first to Term Loans incurred under the Term Loan Facility, second to Delayed Draw Term Loans, third to Mortgage Loans incurred under the Mortgage Facility, and fourth to Delayed Draw Mortgage Loans, in each case, in the inverse order of scheduled maturities, and thereafter to the Floor Plan Committed Loans with associated reductions in levels of Floor Plan Commitments.

Section 2.04. Delayed Draw Disbursements. The initial paragraph of Section 2.04 of the Credit Agreement is hereby amended and restated as set forth below, and after the Effective Date, proceeds of the Delayed Draw Loans shall be available only on the terms and conditions set forth in the Credit Agreement as so amended, including the restrictions to certain identified projects as set forth below:

Section 2.04. Delayed Draw Facility. During the Availability Period, and subject to the terms and conditions set forth herein, each of the Lenders severally agrees to make senior secured mortgage loans (each such loan, a “Delayed Draw Mortgage Loan” and, collectively, the “Delayed Draw Mortgage Loans”) or term loans (each such loan, a “Delayed Draw Term Loan” and, collectively, the “Delayed Draw Term Loans”; the Delayed Draw Mortgage Loans and the Delayed Draw Term Loans, collectively, the “Delayed Draw Loans”) to the Borrowers; provided that: (a) with respect to each Lender, the maximum amount of principal advanced as Delayed Draw Loans under the Delayed Draw Facility shall not exceed the amount of such Lender’s respective Delayed Draw Facility Commitment, (b) the maximum aggregate principal amount of Delayed Draw Borrowings advanced by all Lenders and from time to time shall not exceed the Delayed Draw Dollar Cap, (c) disbursements of Delayed Draw Loans shall be permitted only for purpose of completing the projects identified on Schedule 2.04 attached hereto, and for no other purpose, and (d) repayments of Delayed Draw Loans may not be re-borrowed. Subject to limitations set forth in this Agreement as to [*****] Borrowers, the Borrowers shall be jointly and severally liable for all Delayed Draw Loans. Delayed Draw Borrowings shall be requested by the Borrower Representative as either Delayed Draw Mortgage Loans or Delayed Draw Term Loans; provided, however, the determination and designation of any such request as Delayed Draw Mortgage Loans or Delayed Draw Term Loans shall be made by the Administrative Agent. For the avoidance of doubt, all Delayed Draw Borrowings designated as Delayed Draw Mortgage Loans shall be made with respect to, and secured by, Real Property which is subject to a mortgage or deed of trust for the benefit of the Credit Parties, in each case on the terms and subject to the conditions set forth herein.

Section 2.05. Benchmark Transition. A new Section 2.05.4, as set forth below, is hereby added to Article 2, Section 2.05 of the Credit Agreement.

2.5.4.    Effect of Benchmark Transition Event.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted (or otherwise made available) such proposed amendment to all Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” (“this Section”) will occur prior to the applicable Benchmark Transition Start Date. Borrowers shall pay all out- of-pocket costs (including reasonable attorney fees) incurred by the Administrative Agent in connection with any amendment and related actions contemplated in this Section.

(b)            Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement. Administrative Agent shall not be liable to any party hereto for any Benchmark Replacement Conforming Changes it makes in good faith.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will endeavor to promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section, including, without limitation, any determination with respect to a tenor, rate or adjustment, or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto absent manifest error, and may be made in its or their sole discretion and without consent from any other party hereto (except, in each case, as expressly required pursuant to this Section) and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually by each party hereto.

(d)            Benchmark Unavailability Period. Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Representative on behalf of the Borrowers may (as applicable) revoke any request for a LIBOR Borrowing of, conversion to, or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request (as applicable) into a request for a Borrowing of or conversion to a loan that shall accrue interest at Base Rate. During any Benchmark Unavailability Period, the component of Base Rate based upon LIBOR will not be used in any determination of the Base Rate.

Section 2.06. Increase in Commitments. Section 2.11 of the Credit Agreement is hereby deleted in its entirety and such section marked as “Intentionally Omitted.”

Section 2.07. Insurance (Captive Insurance Subsidiary). Section 3.17 of the Credit Agreement is hereby amended to delete the phrase “any insurance with a Captive Insurance Subsidiary or”. Section 5.02 of the Credit Agreement is hereby amended as follows: (a) to delete the phrase “any insurance with a Captive Insurance Subsidiary or” in each of the two instances in which it appears in such section; (b) to replace the last sentence of such section with the following:

For the avoidance of doubt, no Captive Insurance Subsidiary has been or will be formed or funded, so long as any of the Obligations and Commitments remain outstanding and no Captive Insurance Subsidiary will, in any event, provide insurance coverage to any of the Loan Parties.

Section 2.08. Notice of Litigation or Proceedings. Section 5.04 of the Credit Agreement is amended by adding at the end of such section the following additional sentence:

Without limitation to the foregoing, subject to applicable law, the Loan Parties shall provide to the Credit Parties (a) notification of any material correspondence received from the SEC, the Federal Bureau of Investigation (FBI) or any other Governmental Authority in connection with any investigations, enforcement proceedings, or civil or criminal matters concerning any of the Loan Parties or, to the extent any Responsible Officer of the Borrower Representative obtains knowledge thereof, any of their Affiliates, in each case within five (5) Business Days of receipt or knowledge thereof, as applicable, (b) delivery of monthly updated status reports (which may be in the form of a status teleconference with the Administrative Agent) regarding all federal and state investigations of GPB Capital and its Affiliates provided by GPB Capital’s Chief Compliance Officer and/or Senior Legal Counsel.

Section 2.09.        Reporting Requirements. Section 5.08 of the Credit Agreement is hereby amended as follows:

a.     Annual Financial Statements. In connection with Section 5.08.2 of the Credit Agreement, Parent Holdings Guarantor and/or GPB Prime shall retain Blum & Shapiro, or another CPA firm complying with the requirements in Section 5.08.2 of the Credit Agreement and reasonably satisfactory to the Administrative Agent (in which case the Borrower Representative shall provide the Administrative Agent with prior notice of such selection and a reasonable opportunity to respond) in sufficient time to provide timely financial reporting in accordance with Section 5.08.2. The deadline to deliver audited financial statements, unaudited financial statements and related financial reporting of GPB Prime and its Subsidiaries for Fiscal Year 2018 under Sections 5.08.2(c) and 5.08.2(d) of the Credit Agreement shall be extended until April 30, 2020, provided that the Notice Letter (as defined in the Sixth Amendment) shall remain in effect until the financial statements required by Sections 5.08.2(c) and 5.08.2(d) are delivered.

b.    Franchise Agreements; Vehicle Records. Section 5.08.11 of the Credit Agreement is hereby amended to delete the phrase “in excess of One Million Dollars ($1,000,000)” appearing in clause “(a)” thereof and to delete the phrase “to the extent such change could reasonably be expected to result in a Material Adverse Effect” appearing at the end of such section.

Section 2.10. Inspection Rights. In connection Section 5.13 of the Credit Agreement, the moratorium on the Loan Parties’ obligation for reimbursement to the Administrative Agent for the first six (6) Inventory and Collateral inspections per Fiscal Year as set forth in the first proviso of such section shall not be applicable to the Inventory and Collateral inspections performed in connection with this Amendment and the Loan Parties shall be jointly and severally liable for all costs and expenses in connection with same.

Section 2.11. Joinder of Additional Borrowers. Section 5.17 of the Credit Agreement is hereby amended to replace the phrase “in its sole discretion” with the phrase “in its discretion, but subject to approval by the Administrative Agent,”.

Section 2.12. Change in Management. The following additional Section 5.21 is hereby added to Article 5 of the Credit Agreement:

Section 5.21. Change in Management. The Loan Parties shall use commercially reasonable good faith efforts, diligently pursued, to obtain the consent, approval, or waiver (as required under the applicable Franchise Agreements or Framework Agreements) of all of the respective Manufacturers to the replacement of David Rosenberg (“Rosenberg”) as the chief executive officer, president or sole manager (as applicable) of all Loan Parties; provided that use of such efforts shall not, in any event, impair or constitute a defense to any Event of Default arising under this Agreement, including (for the avoidance of doubt) Events of Default arising under Sections 7.01.2, 7.01.12, and 7.01.15. The Loan Parties shall provide the Credit Parties with a written report on at least a bi-monthly basis of their progress in obtaining such Manufacturer consents, approvals, and waivers, and provide the Administrative Agent with copies of all consents, approvals, waivers, and related correspondence (including emails) from the Manufacturers to the Loan Parties, promptly upon receipt thereof.

Section 2.13. Transfer of Depositary Account Balances to M&T Bank. The following additional Section 5.22 is hereby added to Article 5 of the Credit Agreement:

Section 5.22. Transfer of Depository Account Balances. The Loan Parties shall have completed (a) the establishment and transfer of all Deposit Account balances to depository operating accounts with the Administrative Agent by not later than January 31, 2020 and (b) migration of all related cash transactions and related cash vault services through The Brinks Company by not later than March 31, 2020 (or such later date as may be required and approved by the Administrative Agent to complete the implementation of such cash transaction and vault services). The Loan Parties shall maintain all depository accounts with the Administrative Agent other than depository accounts with average monthly balances less than $50,000, individually, and $250,000.00 in the aggregate amount for all such accounts; provided that all depository accounts not held by M&T Bank shall be subject to control agreements satisfactory to the Administrative Agent (subject only to specific exceptions for certain restricted accounts which have been disclosed to and approved by the Administrative Agent in its sole discretion).

Section 2.12.        Investments and Loans. Section 6.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 6.02. Investments and Loans. No Borrower and no other Loan Party nor any Subsidiary shall make any Investments in any Persons, except:

(a)           loans to officers and employees of the Borrowers for the purpose of purchasing Management Equity (subject to the limitations set forth in this Agreement with respect thereto); provided that such loans represent cashless transactions (with no cash impact whatsoever upon the Loan Parties) pursuant to which such officers or employees invest the proceeds of such loans in the Capital Stock of the Loan Parties on terms and conditions satisfactory to the Required Lenders;

(b)	Investments in cash and Cash Equivalents;

(c)           advances to its employees in the ordinary course of business for travel, entertainment, relocation and general ordinary course of business purposes, not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) at any time outstanding;

(d)           extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(e)           Investments by the Loan Parties in their respective Subsidiaries outstanding on the date hereof and set forth on Schedule 6.02;

(f)	Investments in Borrowers (but not other Loan Parties or Affiliates);

(g)	[Intentionally Omitted];

(h)	[Intentionally Omitted];

(i)	[Intentionally Omitted];

(j)	[Intentionally Omitted];

(k)	[Intentionally Omitted];

(l)	[Intentionally Omitted];

(m)	[Intentionally Omitted]; and

(n)	[Intentionally Omitted].

The entry of a Loan Party or any Subsidiary into a Swap Agreement or other hedging arrangement shall not be deemed to be an Investment for purposes of this Section 6.02; provided that such Swap Agreement or other hedging arrangement is (or was) entered into in connection with the Obligations or in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Loan Party or Subsidiary, or changes in the value of securities issued by such Loan Party or Subsidiary, and not for purposes of speculation or taking a “market view.”

Section 2.13.        Indebtedness. Section 6.03 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 6.03. Indebtedness. No Loan Party nor any Subsidiary shall create, incur, assume or suffer to exist any Indebtedness, except:

(a)          the Obligations;

(b)          Indebtedness outstanding on the Closing Date and listed on Schedule 6.03(b) attached hereto and any Permitted Refinancing thereof;

(c)          Indebtedness secured by Liens permitted under clause (n) of the definition of “Permitted Encumbrances” (provided that, without limiting the aggregate amount that may be incurred under this clause (c), all such lines of credit consisting of purchase money financing of Service Loaner Vehicles and Demonstrators outstanding on the Closing Date are listed on Schedule 6.03(c) attached hereto);

(d)          obligations (contingent or otherwise) of any Loan Party or Subsidiary existing or arising under any Swap Agreements or other hedging arrangement; provided that such obligations are (or were) entered into in connection with the Obligations or in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Loan Party or Subsidiary, or changes in the value of securities issued by such Loan Party or Subsidiary, and not for purposes of speculation or taking a “market view;”

(e)	[Intentionally Omitted];

(f)             Indebtedness under leases constituting Capitalized Lease Obligations and purchase money obligations for fixed assets; provided that the aggregate principal amount of all of such Indebtedness at any time outstanding under this clause (f) shall not exceed Fifteen Million Dollars ($15,000,000), and any Permitted Refinancing thereof;

(g)	[Intentionally Omitted];

(h)	[Intentionally Omitted];

(i)	[Intentionally Omitted];

(j)           Indebtedness arising under Letters of Credit in an aggregate stated face amount not to exceed the maximum aggregate Dollar amount with respect to Letters of Credit set forth in the definition of Letters of Credit; provided that (i) the Borrowers shall have provided or caused to be provided to the Administrative Agent satisfactory evidence of the cash equity contribution which is the source of the cash collateral security for the Letters of Credit set forth in clause (c) of the definition of Letters of Credit, and (ii) none of such Letters of Credit shall be issued to any Loan Party, GPB Capital, the Rosenberg Group, or any of their respective Affiliates as the beneficiary thereof;

(k)         the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with industry practice;

(l)	[Intentionally Omitted];

(m)        the incurrence of (a) Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business or consistent with industry practice in connection with ordinary banking arrangements to manage cash balances of GPB Prime and any of its Subsidiaries and (b) Indebtedness in respect of Cash Management Products;

(n)	[Intentionally Omitted];

(o)         guarantees incurred in the ordinary course of business or consistent with industry practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners; and

(p)         any other Indebtedness in an aggregate principal amount at any time outstanding under this clause (p) not to exceed One Million Dollars ($1,000,000).

For the avoidance of doubt, any transactions outstanding under the Intercompany Note (Exhibit K) shall be limited to transactions among the existing Borrowers.

Section 2.14.       Fundamental changes. Section 6.04 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 6.04. Fundamental Changes; Amendments to Organization Documents. No Borrower and no other Loan Party nor any Subsidiary shall merge, liquidate, consolidate with or into another Person (whether in one transaction or in a series of transactions), except as provided below and, so long as immediately after giving effect to such transaction or series of transactions, there exists no Event of Default:

(a)         any Subsidiary may merge, liquidate or consolidate with or into the Borrower that is its parent, provided that the Borrower is the continuing or surviving Person;

(b)	[Intentionally Omitted];

(c)	[Intentionally Omitted];

(d)	[Intentionally Omitted];

(e)	[Intentionally Omitted];

(f)	[Intentionally Omitted]; and

(g)         any Borrower may merge or consolidate with, or Dispose of all or substantially all of its assets to, any other Borrower, the purpose of which is to effect a Disposition permitted pursuant to Section 6.05 (p).

While any Event of Default has occurred and is continuing, no Borrower and no other Loan Party or Subsidiary of a Borrower or other Loan Party shall amend its Organization Documents in a manner that could reasonably be expect to have a Material Adverse Effect.

Section 2.15.        Dispositions. Section 6.05 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 6.05. Dispositions. GPB Prime and its Subsidiaries shall not make any Dispositions, except:

(a)           Dispositions of (i) assets in the ordinary course of business and (ii) Motor Vehicles (subject, in the case of Motor Vehicles in respect of which a Floor Plan Committed Loan remains outstanding, to the required pay-down of the Floor Plan Facility);

(b)           Dispositions of property that is obsolete, worn out or no longer used in or useful to such Loan Party’s or such Subsidiary’s business, whether now owned or hereafter acquired;

(c)           Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of similar replacement property;

(d)           the sale of residual ownership rights in vehicles (other than Motor Vehicles which are Inventory) and equipment upon the termination of operating leases;

(e)	Permitted Real Estate Sales with the prior written approval of the Required Lenders;

(f)           sales of dealerships, Franchise Agreements or Framework Agreements (whether direct or indirect, as asset sales or sales of equity interests), with the prior written approval of the Required Lenders other than for sales required or mandated by Manufacturers; provided that, in any case, the sale price thereof is for fair market value as determined by the applicable Borrower’s board of managers and acceptable to the Administrative Agent;

(g)          Dispositions of chattel paper, Accounts arising from the wholesale of parts and accessories, and retail sales contracts, in each case in arms-length transactions for fair value in the ordinary course of business of the Floor Plan Borrowers;

(h)	[Intentionally Omitted];

(i)	[Intentionally Omitted];

(j)           Dispositions of improvements made to leased real property to landlords pursuant to customary terms of leases entered into in the ordinary course of business;

(k)	[Intentionally Omitted];

(l)           (i) the lease, assignment or sublease, license or sublicense of any real property by AMR RE Holdings to a Borrower and (ii) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement except with respect to a lease to a Borrower from AMR RE Holdings (except in connection with a transaction under clause (e) of this Section or with the prior written consent of the Required Lenders);

(m)         Dispositions in connection with Casualty Events; provided, that the Net Available Proceeds of such Disposition are applied to pay down the Credit Facilities in accordance with Section 2.03.4(b);

(n)	the unwinding of any Swap Agreements or other hedging arrangements;

(o)          the lapse or abandonment of intellectual property rights in the ordinary course of business or consistent with industry practice, which in the reasonable good faith determination of the Borrower Representative, are not material to the conduct of the business of the Borrowers and their Subsidiaries taken as a whole;

(p)	Dispositions of property from a Borrower to another Borrower;

(q)          Dispositions listed on Schedule 6.05;

(r)	[Intentionally Omitted]; and

(s)          the issuance of Management Equity on the terms and conditions set forth herein.

Section 2.16.        Restricted Payments. Section 6.07 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 6.07. Restricted Payments. GPB Prime and its Subsidiaries may not declare or make, directly or indirectly, any Restricted Payments, except that:

(a)          [Intentionally Omitted];

(b)         the Loan Parties and the Subsidiaries may declare and make only non- cash dividend payments or other non-cash distributions payable solely in their Capital Stock;

(c)	[Intentionally Omitted];

(d)	[Intentionally Omitted];

(e)	[Intentionally Omitted];

(f)	[Intentionally Omitted];

(g)	[Intentionally Omitted].

For the avoidance of doubt, no payments may be made by or on account of any of the Loan Parties in connection with any put, redemption, equity recapture options or the like with respect to their Equity Interests, including interest on or in connection with any of the foregoing, to or for the benefit of David Rosenberg, any Person included in the Rosenberg Group, or any other Person, in any case without the prior written consent of the Required Lenders.

Section 2.17.        Affiliate Transactions. Section 6.09 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 6.09. Transactions with Affiliates. GPB Prime and its Subsidiaries shall not enter into any transaction of any kind with any Affiliate, other than transactions in the ordinary course of business among the Borrowers on terms not materially less favorable to the Borrowers as would be obtainable at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, however, that the foregoing restrictions shall not apply to:

(a)            the consummation of the Original Closing Date Transactions and the Closing Date Transactions;

(b)           loans and other transactions among the Borrowers to the extent permitted under Article 6;

(c)	[Intentionally Omitted];

(d)	[Intentionally Omitted];

(e)	[Intentionally Omitted];

(f)	[Intentionally Omitted];

(g)	[Intentionally Omitted];and

(h)	[Intentionally Omitted].

Section 2.18. Burdensome Agreements; Negative Pledges. Section 6.10 of the Credit Agreement is hereby amended to delete proviso “(vii)” thereof.

Section 2.19. Acquisitions. Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety as set forth below:

Section 6.12. Acquisitions. No Loan Party nor any Subsidiary shall enter into or consummate any Acquisition.

Section 2.20. Equal Collateral; Perfection of Deposit Accounts. Section 6.13 of the Credit Agreement is hereby amended to delete both cross-references to clause “(r)” of the definition of Permitted Encumbrances.

Section 2.21. Payment of Management Fees. Section 6.16 of the Credit Agreement is hereby amended and restated in its entirety as set forth below:

Section 6.16 Payment of Management Fees. The Loan Parties shall not pay directly or indirectly any management, consulting or similar fees (including any indemnity or reimbursements or any other sums and charges), to GPB Prime, Parent Holdings Guarantor, or any other Affiliate, pursuant to the Management Services Agreements or otherwise; provided, however that management fees payable to GPB Prime and Parent Holdings Guarantor, respectively, under the Management Services Agreement dated September 30, 2017 in their favor may be accrued. The prohibitions set forth in this Section 6.16 shall be applicable notwithstanding any provision to the contrary set forth in any of the Management Services Agreements or Management Services Subordination Agreements, which agreements shall be deemed modified by the terms hereof.

Section 2.22. Events of Default. Section 7.01 of the Credit Agreement is hereby amended as follows:

a.     Section 7.01.2 of the Credit Agreement is hereby amended and restated as set forth below:

7.01.2 Violation of Covenants. The failure of any Loan Party to (a) perform, observe, and comply with any covenant, agreement, or condition and contained in Sections 5.04, 5.08, 5.13, 5.19, 5.21, or Article 6 of this Agreement (but subject, in the case of the financial covenants set forth in Section 6.15, to the terms and conditions set forth in Section 7.02 below) or (b) perform, observe, and comply with any covenant, agreement, or condition (to the extent not specified above in Sections 7.01.1 or 7.01.2(a)) and contained in any Credit Document and such failure continues for a period of thirty (30) consecutive calendar days.

b.    Section 7.01.12 of the Credit Agreement is hereby amended to delete the word “material” in the first sentence of such section.

c.	Section 7.01.15 of the Credit Agreement is hereby amended and restated in its entirety as set forth below:

7.01.15 Change in Management. The failure to obtain, on or before April 30, 2020, consents by or approvals or waivers from all Manufacturers requiring such consents, approvals, or waivers under the terms of their Franchise Agreements and Framework Agreements and related dealership documents, to the replacement by the Loan Parties of Rosenberg as the chief executive officer, president or sole manager (as applicable) of all Loan Parties and (a) the Consolidated EBITDA attributable to the dealerships operating under Franchise Agreements and Framework Agreements as to which such consents, approvals, or waivers have not been obtained is, in aggregate amount, equal to or greater than ten percent (10%) of the Consolidated EBITDA of all dealerships which are Borrowers, calculated with reference to the most recently submitted Compliance Certificate or (b) the failure to obtain such consents, approvals, or waivers, individually or in the aggregate, results in, or could reasonably be expected to result in, a Material Adverse Effect. For the avoidance of doubt, (x) for purposes of this Section, consents, approvals, or waivers shall be deemed not obtained from any Manufacturers which have notified the Loan Parties of a denial of same, termination, suspension, expiration without renewal, demand for sale or divestiture, with respect to any dealerships, stores, or franchises, Franchise Agreements or Framework Agreements unless such termination, suspension, expiration, or demand is effectively stayed or postponed under applicable Law upon the filing of a formal protest, pending a final judgment, appeal, arbitration, or mediation, or otherwise by operation of law or by contract, and any demand for sale, divestiture, or voluntary termination shall be considered effective (for purposes of the Consolidated EBITDA calculation referenced above) on the date of such closing of sale, completion of divestiture, or effective date of voluntary termination, and (y) this Section constitutes an independent Event of Default and shall not impair, or be a defense to, any other Event of Default under Section 7.01, including but not limited to Events of Default arising under Section 7.01.2 from a default under any financial covenant or under Section 7.01.12.

Section 2.22. Schedules to Credit Agreement. Schedule 6.02 to the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 6.02 hereto. Schedule 2.04 (Delayed Draw Projects) is hereby added to the Credit Agreement.

Section 3.             Amendment And Modification of Security Agreement. Certain definitions set forth in Section 1.1 of the Security Agreement are hereby amended as set forth below:

a.     The definition of “Excluded Accounts” is hereby amended to delete subsection “(h)” thereof. All Excluded Accounts shall be subject to the requirements set forth in Section 5.22 of the Credit Agreement.

b.    The definition of “Collateral” is hereby amended to delete the phrase “or Restricted Disposition Proceeds” from the last sentence of such definition.

Section 4.             Representations And Warranties. As an inducement to the Credit Parties to enter into this Amendment and to agree to the amendments and modifications set forth herein, each of the Loan Parties make the following representations and warranties to the Credit Parties, as of the Effective Date and upon giving effect to this Amendment:

Section 4.01. Authority And Good Standing. Each of them has the power to enter into this Amendment and to perform all of its obligations hereunder. Each of the Loan Parties: (a) has duly authorized the entry into and performance of this Amendment; (b) is in good standing in the jurisdiction of its organization; and (c) is duly licensed or qualified and in good standing in all jurisdictions where the property owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary.

Section 4.02. Accuracy Of Information. All information and data submitted by or on behalf of the Loan Parties in connection with this Amendment and the transactions contemplated herein are true, accurate and complete in all material respects as of the date made and contains no knowingly false, incomplete or misleading statements.

Section 4.03. Pending Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any of the Loan Parties threatened, against any Loan Party or any assets of any Loan Party, the adverse determination of which would be reasonably expected to have a Material Adverse Effect except as set forth in Schedule 4.03 attached hereto. No judgments have been entered against any of the Loan Parties which would result in an Event of Default under Section 7.01.5 of the Credit Agreement.

Section 4.04.      Events of Default. No Defaults or Events of Default exist.

Section 4.05. Notices to Manufacturers. All Manufacturers requiring notice of any change in management under the terms of the Franchise and Framework Agreements have been notified in writing of all such changes.

Section 5.             Additional Conditions Precedent. The following shall constitute additional Conditions Precedent to the obligations of the Administrative Agent and the Lenders pursuant to this Amendment:

a.             Amendment. This Amendment shall have been executed by Administrative Agent, the Required Lenders, and each of the Loan Parties, and each of the Required Lenders and the Loan Parties shall have delivered either (i) a counterpart of this Amendment executed on behalf of each such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of this Amendment) that each such party has executed a counterpart of this Amendment.

b.            Authorizing Resolutions and Incumbency Certificates. The Administrative Agent shall have received a certificate from the Secretary, Assistant Secretary, or other appropriate Responsible Officer of each Loan Party in all respects satisfactory to the Administrative Agent and its counsel, (i) certifying as to the incumbency of authorized persons of such Loan Party, executing this Amendment or a certification that no changes to the incumbency of such persons have occurred since the incumbency certificate previously delivered to the Administrative Agent, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the board of directors or members of such Loan Party approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, (iii) certifying that its Organization Documents have not been amended, supplemented or otherwise modified since last delivered to the Administrative Agent or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification, and (iv) as to such other matters as the Administrative Agent shall require, all in form and substance satisfactory to the Administrative Agent and its counsel.

c.             Fee Letter. The Fee Letter of even date herewith shall have been executed by and between the Arrangers and the Borrower Representative, GPB Prime, and Parent Holdings Guarantor (“Fee Letter”), and all fees required pursuant to the Fee Letter shall have been paid to the Administrative Agent on or before the Effective Date.

d.            Reimbursement of Administrative Agent’s Expenses. The Administrative Agent shall have received reimbursement for all outstanding Credit Party Expenses incurred by the Administrative Agent and presently invoiced on or prior to the Effective Date.

e.             Organization Chart. GBP Prime agrees to provide to the Administrative Agent and the Lenders an updated organization chart showing all GPB Prime direct and indirect Subsidiaries.

For purposes of determining compliance with the conditions specified in this Section 5, each Lender that has signed this Amendment shall be deemed to have consented to, approved, accepted and to be satisfied with, each document (including schedules) or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objections thereto.

Section 6.             Further Assurances. Each of the Loan Parties agrees to execute and deliver to the Administrative Agent such documents as may, from time to time, be reasonably requested by the Administrative Agent in order to amend and modify the Credit Agreement and the other Credit Documents as contemplated by this Amendment.

Section 7.             No Novation; No Refinance; No Impairment of Security Interest. It is the intent of each of the Parties hereto that nothing contained in this Amendment shall be deemed to effect or accomplish or otherwise constitute a novation of any of the Loans or the Credit Documents or of any of the obligations owed by any of the Loan Parties to the Credit Parties or to be a refinance of any of the Obligations. This Amendment shall not release, limit or impair in any way the effectiveness and priority of the security interests, mortgages, pledges, assignments, and other Liens in the Collateral granted, described, and provided in the Credit Agreement and the other Credit Documents for the benefit of the Secured Parties as security for the Obligations, all of which security interests, mortgages, pledges, assignments, and other Liens shall continue unimpaired in full force and effect and are hereby ratified and confirmed.

Section 8.             Limited Amendment and Consent. Except to the extent amended pursuant to Sections 2 and 3 of this Amendment, all of the terms, covenants, conditions, and provisions of the Credit Agreement, Security Agreement, and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed by each of the Loan Parties which is a party thereto. Nothing herein shall constitute a waiver of any provision of the Credit Agreement, Security Agreement, or any of the other Credit Documents, and each of the Loan Parties hereby ratifies and confirms all of the Credit Documents to which it is a party, after giving effect to all amendments set forth in Sections 2 and 3 hereof. No failure or delay by any of the Credit Parties in the exercise or enforcement of any of their rights under the Credit Agreement or any other Credit Document shall be a waiver of such right or remedy nor shall a single or partial exercise or enforcement thereof preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right or remedy. Any such consent or waiver must be specific and in writing to be binding upon the Credit Parties and no such consent or waiver shall constitute, unless specifically so expressed in writing by the Administrative Agent, a future consent to, or waiver of, performance or exact performance by the Loan Parties. No consent, amendment, waiver, or other agreement hereunder shall constitute a course of dealing. On and after the Effective Date, this Amendment shall for all purposes constitute a Credit Document.

Section 9.             Enforceability. This Amendment shall inure to the benefit of and be enforceable against each of the Parties and their respective successors and assigns.

Section 10.           Reimbursement of Administrative Agent’s Expenses. The Borrower Representative agrees to reimburse to the Administrative Agent promptly upon receipt of an invoice therefor, for all other Credit Party Expenses incurred by the Administrative Agent in connection with the negotiation and preparation of this Amendment, and all other expenses incurred by the Administrative Agent as of that date in connection with the consummation of the transactions and matters described herein.

Section 11.           Choice Of Law; Consent To Jurisdiction; Agreement As To Venue. This Amendment shall be construed, performed and enforced and its validity and enforceability determined in accordance with the Laws of the State of New York (“Governing State”). Each of the Parties irrevocably consents to the non-exclusive jurisdiction of the courts of the Governing State sitting in New York County and the United States District Court for the Southern District of New York, and any appellate court from any thereof. Each of the Parties agrees that venue shall be proper in any State court of the Governing State sitting in New York County or in any United States District Court for the Southern District of New York and waives any right to object to the maintenance of a suit in any of such state or federal courts of the Governing State on the basis of improper venue or of inconvenience of forum.

Section 12. RELEASE. IN ORDER TO INDUCE THE ADMINISTRATIVE AGENT AND THE LENDERS TO ENTER INTO THIS AMENDMENT, EACH OF THE LOAN PARTIES FOREVER RELEASES AND DISCHARGES THE ADMINISTRATIVE AGENT AND THE LENDERS AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS (COLLECTIVELY, THE “RELEASED PARTIES”) FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, SUITS AND DAMAGES (INCLUDING CLAIMS FOR ATTORNEYS’ FEES AND COSTS), ARISING OUT OF A COMMISSION OR OMISSION OF THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS EXISTING OR OCCURRING ON OR PRIOR TO THE EFFECTIVE DATE, WHICH ANY OF THE LOAN PARTIES, JOINTLY OR SEVERALLY, EVER HAD OR MAY NOW HAVE AGAINST ANY OF THE RELEASED PARTIES FOR ANY SUCH CLAIMS ARISING OUT OF OR RELATED IN ANY WAY TO THE OBLIGATIONS, THE CREDIT DOCUMENTS, THIS AMENDMENT OR THE ADMINISTRATION THEREOF, WHETHER KNOWN OR UNKNOWN, INCLUDING BUT NOT LIMITED TO ANY AND ALL SUCH CLAIMS BASED UPON OR RELYING ON ANY ALLEGATIONS OR ASSERTIONS OF DURESS, ILLEGALITY, UNCONSCIONABILITY, BAD FAITH, BREACH OF CONTRACT, REGULATORY VIOLATIONS, NEGLIGENCE, MISCONDUCT, OR ANY OTHER TORT, CONTRACT OR REGULATORY CLAIM OF ANY KIND OR NATURE. THIS RELEASE IS INTENDED TO BE FINAL AND IRREVOCABLE AND IS NOT SUBJECT TO THE SATISFACTION OF ANY CONDITIONS OF ANY KIND.

Section 13.           Counterparts And Delivery. This Amendment may be executed and delivered in counterparts, (and by different Parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Amendment electronically or via facsimile shall be just as effective as the delivery of a manually executed counterpart of this Amendment.

Section 14.           Waiver of Jury Trial. All Parties to this Amendment waive the right to a trial by jury in any action brought to enforce or construe this Amendment or which otherwise arises out of or relates to this Amendment or the transactions contemplated herein.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

Signature Page To Eighth Amendment to Amended and Restated Credit Agreement and Amendment to Security Agreement:

IN WITNESS WHEREOF, the Parties have executed this Amendment with the specific intention of creating a document under seal to be effective as of the date first above written.

GPB PRIME:

GPB PRIME HOLDINGS, LLC,
a Delaware Limited Liability Company

By:	/s/ Todd R. Skelton
	Name:	Todd R. Skelton
	Title:	Chief Executive Officer

PARENT HOLDINGS GUARANTOR:

AUTOMILE PARENT HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Todd R. Skelton
	Name:	Todd R. Skelton
	Title:	Chief Executive Officer

Signature Page To Eighth Amendment to Amended and Restated Credit Agreement and Amendment to Security Agreement - Continued:

BORROWERS:

AUTOM1LETY HOLDINGS, LLC,	HANOVER AUTOMOTIVE HOLDINGS, LLC,
AMR AUTO HOLDINGS – TY, LLC,	AMR AUTO HOLDINGS – SM, LLC,
AMR AUTO HOLDINGS - TH, LLC,	AMR AUTO HOLDINGS - VS, LLC,
AMR AUTO HOLDINGS - TO, LLC,	AMR AUTO HOLDINGS - NC, LLC,
AMR AUTO HOLDINGS – LN, LLC,	AMR AUTO HOLDINGS - PO, LLC,
LUPO LLC,	AMR AUTO HOLDINGS - LH, LLC,
AMR AUTO HOLDINGS - MW, LLC,	AMR AUTO HOLDINGS – LC, LLC,
AMR AUTO HOLDINGS - PA, LLC,	AMR AUTO HOLDINGS – SH, LLC,
AMR AUTO HOLDINGS - AC, LLC,	AMR AUTO HOLDINGS - CH, LLC,
AMR AUTO HOLDINGS – ACII, LLC,	PRIME FLIP,LLC,
AMR AUTO HOLDINGS – HN, LLC,	AMR AUTO HOLDI GS – JS, LLC,
AMR AUTO HOLDINGS - MH, LLC,	AMR AUTO HOLDINGS - MINR, LLC,
AMR AUTO HOLDI GS - SB, LLC,	AMR AUTO HOLDINGS – M, LLC,
AMR AUTO HOLDINGS - HD, LLC,	AMR AUTO HOLDINGS - VWN, LLC,
AMR AUTO HOLDI GS - FA, LLC,	AMR AUTO HOLDINGS - B, LLC,
AMR AUTO HOLDINGS – VH, LLC,	AMR AUTO HOLDINGS - BR, LLC,
AMR AUTO HOLDINGS - MM, LLC,	AMR AUTO HOLDINGS - HNR, LLC,
AMR AUTO HOLDINGS - SN, LLC,	AMRAUTOHOLDINGS - WPWN, LLC,
AMR AUTO HOLDINGS - BG, LLC,	Each a Delaware limited liability company
SACO AUTO HOLDINGS - FLMM, LLC,
SACOAUTOHOLDINGS - HN,LLC,
SACO AUTO HOLDINGS - VW, LLC,	By:	/s/ Kevin P. Westfall
SAWDRA , LLC,		Name: Kevin P. Westfall
STARETZ, LLC,		Title: Interim CEO

Each a Delaware limited liability company

AMR AUTO DISTRIBUTORS INC.,		AMR REAL ESTATE HOLDINGS, LLC,
A Massachusetts corporation		A Delaware limited liability company

By:	/s/ Kevin P. Westfall	By:	/s/ Todd R. Skelton
	Name: Kevin P. Westfall		Name: Todd R. Skelton
	Title: Interim CEO		Title: Chief Executive Officer

BORROWER REPRESENTATIVE:

AUTOMILE HOLDINGS, LLC		AUTOMILE HOLDINGS, LLC
A Delaware limited liability company		A Delaware limited liability company

By:	/s/ Todd R. Skelton	By:	/s/ Todd R. Skelton
	Name: Todd R. Skelton		Name: Todd R. Skelton
	Title: Chief Executive Officer		Title: Chief Executive Officer

Signature Page To Eighth Amendment to Amended and Restated Credit Agreement and Amendment to Security Agreement - Continued:

ADMINISTRATIVE AGENT:

MANUFACTURERS AND TRADERS TRUST COMPANY,
A New York Banking Corporation,
In Its Capacity as Administrative Agent

By:	/s/ John E. Brissette
John E. Brissette,
Vice President

LENDER:

MANUFACTURERS AND TRADERS TRUST COMPANY,
A New York Banking Corporation,
As a Lender

By:.	/s/ John E. Brissette
John E. Brissette,
Vice President

Signature Page To Eighth Amendment to Amended and Restated Credit Agreement and Amendment to Security Agreement - Continued:

LENDER:

SUNTRUST BANK,

By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Title:	[ILLEGIBLE]

Signature Page To Eighth Amendment to Amended and Restated Credit Agreement and Amendment to Security Agreement - Continued:

LENDER:

MERCEDES-BENZ FINANCIAL SERVICES USA LLC,
As a Lender

By:	/s/ Michele Nowak
Name:	Michele Nowak
Title:	Credit Director, National Accounts

Signature Page To Eighth Amendment to Amended and Restated Credit Agreement and Amendment to Security Agreement - Continued:

LENDER:

[*****] MOTOR CREDIT CORPORATION,
As a Lender

By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Title:	[ILLEGIBLE]

Signature Page To Eighth Amendment to Amended and Restated Credit Agreement and Amendment to Security Agreement - Continued:

LENDER:

NYCB SPECIALTY FINANCE COMPANY, LLC,
a wholly owned subsidiary of New York Community Bank,
As a Lender

By:	/s/ Mark C. Mazmanian
	Name:	Mark C. Mazmanian
	Title:	First Senior Vice President

Signature Page To Eighth Amendment to Amended and Restated Credit Agreement and Amendment to Security Agreement- Continued:

LENDER:

KEYBANK NATIONAL ASSOCIATION,
As a Lender

By:	/s/ [ILLEGIBLE]
Name: [ILLEGIBLE]
Title: [ILLEGIBLE]

Signature Page To Eighth Amendment to Amended and Restated Credit Agreement and Amendment to Security Agreement - Continued:

LENDER:

TDBANK, N.A.,
As a Lender

By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Title:	[ILLEGIBLE]

Signature Page To Eighth Amendment to Amended and Restated Credit Agreement and Amendment to Security Agreement - Continued:

LENDER:

VW CREDIT, INC.,
As a Lender

By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Title:	[ILLEGIBLE]

Schedule 4.03f

Matter	Action Type	Comme11ceme11t
Patrick Hickey; Melissa Reavill; Jennifer Volo; Stephanie Austin; Corey Walker; William Hunt; on behalf of themselves and all others similarly situated, Claimants, v. Automile Holdings, LLC; AMR Auto Holdings - PA, LLC; AMR Auto Holdings - AC, LLC; AMR Auto Holdings - TY, LLC;AMR Auto Holdings - HD, LLC; David Rosenberg, Individually; and Matthew McGovern, Individually, Respondents, American Arbitration Association Case No. 01-17-0000-0078	Civil; Wage and Hour (Equitable Remedies)	1/1/17
David Rosenberg; The Rosenberg Family Nominee Trust; and the Rosenberg Family Nominee Trust/Sawdran, Plaintiffs, v. GPB Prime Holdings, LLC and Automile Parent Holdings, LLC., Defendants, Norfolk, Massachusetts Superior Court Civil Action No: l 982CV00925	Civil Action	7/19/19; Amended 11/26/19
Volkswagen Group of America, Inc. v. GPB Capital Holdings, LLC; Case No: 20 CV 1043; U.S. District Court for the Southern District of New York	Civil Action	Amended Complaint filed 2/18/20
MR Auto Holdings-SM, LLC, d/b/a Prime Subaru Manchester, and Automile Holdings, LLC v. Subaru of New England, Inc.; New Hampshire Motor Vehicle Board	Franchise termination protest action with the New Hampshire Motor Vehicle Board	2/5/20
AMR Holdings-SH, LLC. dba Prime Subaru Hyannis v. Subaru of New England, Inc.; Trial Court of Massachusetts, The Superior Court	Franchise termination protest action in Massachusetts Superior Court	3/5/20

SCHEDULE 6.02

INVESTMENTS (OUTSTANDING ON THE CLOSING DATE)

1)	Schedule 3.02 is hereby incorporated by reference herein.

2)	Loan to employee Jason Huang of $10,000 made on February 21, 2017.

3)	Loan to employee Desiree Lev of$12,000 made on April 9, 2015.

Capex Summary

2020 Outlook on March 3, 2020

Store	PRIORITY	Location	fil!	Lender	Mortgage Debt?	Capex Budget	Spend to Date (est.)	M&T Delayed Draw85”,	SJ.t -	OEM Required?	OEM Design Meetin,:	OEM Deslgn	DUE DATE	Project description
Prime Ford Auburn	1	See Below	Owned	M&T	Yes	7,000,000	8,500,000	13,100,000	Complete	Yes	Yes	Yes	2020	Buy landthat we’vealready buil1new facility on1opof - CLOSED NOV 2019
Prime Honda		See Below	Owned	M&T	Yes	2 ,500 ,000		2,125,000	In process	Yes	Yes	No	2020	Gutting of showroom and new service drive configuration
Land Rover of Hanover		SeeBelow	Owned	M&T	No	5,500,000		2 750,000	In process	Yes	Yes	No	2020	Movingto vacantOWNED facility thatneedsto be guttedentirely in ordertoimageto JLPstandards
Mazda Norwood	4	See Below	Leased	M&T	No	2,500 ,000		O	In process	Yes	Yes	No	2020	Relocation and renovat ion to leased facility across street; Mazda will cont ribu te up to $1,000,000 for Imaging
Mercedes-Benzof Westwood	S	See Below	Owned	M&T	Yes	3,000,000		2,550,000	In process	Yes	Yes	No	2020	MB requiring us to re-image. Town of Westwood still weighingpermlttlng project
Honda 128	6	See Below	Leased	M&T	N o	4,000,000		O	Notstarted	Yes	Yes	No	2020	Reskin to OEM standard; new showroom elements
BMW Norwood	7	See Below	Leased	M&T	N o	2,500 ,000		O	In process	Yes	Yes	No	2020	RemoveMazda(moveto new location) and thenrenovateshowroomperBMW requests
Prime [*****] Hyannis		See Below	Owned	M&T	Yes	500 ,000		425,000	In process	Yes	Yes	Yes	2020	Needto add new servicedriveper OEMrequirement.
Mercedes-Benzof Scarborough		See Below	Owned	M&T	Yes	2,000 ,000		1,700,000	In process	Yes	Yes	No	2020	Simi la r to MB Westwood - project scope is minor expansion as well asinteriorrefinish
Prime Subaru Manchester	10	See Below	Owned	M&T	Yes	9,000 ,000			lnprocess	Yes	Yes	Yes	TIIO	Build new facilityon top of recentlyacquired land- all permits and plans in place pendingSubaru New England
								28,000,000

Ford Aubum	774 & 780 Washington Street, Auburn MA, 01501
Prime Honda	1575 VFW Parkway, West Ro1<bury MA , 02132
Land Rover of Hanover	1022 Hingham Stre et, Rockland M A 02370 Movingto closed Hyundai building
Mazda Norwood	420Provfden ceHl ghway,Westwood M A02090 Movingto closed Porsche/Audi building
Mercedes-Benzof Westwood	425 Providence Highway, Westwood MA02090
Honda 128	88-98Walkers Brook Dr, Reading. MA 01867
BMW Norwood	918 Boston Providence Highway, Norwood MA 02062
Prime [*****] Hyannis	1020 lyannoughRoad, Hya nnis, MA 02601
Mercedes-Benz of Scarborough	137 USRoute 1, Scarbo r ough M E 04074
Prlme Subaru Manchester	766 GoldStreet, Manchester,NH 03103 New location/ land